Midwest Express Holdings, Inc.
                                           6744 South Howell Avenue
                                           Oak Creek, Wisconsin  53154-1402
                                           414-570-4000
                                           www.midwestairlines.com
                                           Traded: NYSE - MEH

Media Inquiries: Carol Skornicka, 414-570-3980, 888-360-4782 or
Carol.Skornicka@midwestairlines.com

Analyst/Investor Inquiries: Dennis O'Reilly, 414-570-3954 or
Dennis.O'Reilly@midwestairlines.com

FOR IMMEDIATE RELEASE
September 26, 2003


            MIDWEST AIRLINES AND AMERICAN EAGLE TERMINATE CODESHARE

Milwaukee, Wisconsin, September 26, 2003 - Midwest Airlines (NYSE: MEH) today acknowledged the termination of its codeshare arrangement with American Eagle. The codeshare provided Midwest passengers with connecting service to and from Boston, Dallas/Ft. Worth and Los Angeles to cities served by American Eagle. 2003 expected revenue from the codeshare service represents less than 1/2 of 1% of Midwest's 2002 consolidated revenue.

The change is effective February 24, 2004; passengers holding tickets for codeshare service after the arrangement terminates will continue to fly on the same flights for which they are currently booked. Tickets that include service to codeshare cities are no longer available for purchase from Midwest.

American Eagle is the regional airline subsidiary of AMR Corporation. Termination of the codeshare arrangement does not impact Midwest Airlines' codeshare partnership with US Airways Express/Air Midwest, or participation by American Airlines in Midwest's Midwest Miles program.

Midwest Airlines features nonstop jet service to major destinations throughout the United States. Skyway Airlines, Inc. - its wholly owned subsidiary - operates Midwest Connect, which offers connections to Midwest Airlines as well as point-to-point service between select markets on regional jet and turboprop aircraft. Together, the airlines offer service to 50 cities. More information is available at www.midwestairlines.com.

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This document contains forward-looking statements that may state the company's or management's intentions, hopes, beliefs, expectations or predictions for the future. Words such as "expect," "anticipate," "believe," "estimate," "goal," "objective" or similar words are intended to identify forward-looking statements. It is important to note that the company's actual results could differ materially from those projected results due to factors that include but are not limited to uncertainties related to general economic factors, industry conditions, scheduling developments, government regulations, labor relations, aircraft maintenance and refurbishment schedules, potential delays related to acquired aircraft, fuel costs, competitive developments, interest rates, terrorist attacks or fear of terrorist attacks.